Ex.(h)(2)(ii)(iii)

                          NEUBERGER BERMAN EQUITY FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


         The Investor Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

SERIES

Neuberger Berman Century Fund
Neuberger Berman Fasciano Fund
Neuberger Berman Focus Fund
Neuberger Berman Genesis Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund
Neuberger Berman Technology Fund





Dated:  March 24, 2001

                          NEUBERGER BERMAN EQUITY FUNDS
                                 INVESTOR CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B

              Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Investor Class Administration Agreement shall be:

         (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Investor Class of each Series;

         (2) For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.09% per annum of the average daily net assets of the Investor Class of said Series; plus in each case

         (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.



DATED:  March 24, 2001